Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Year-to-Date Non-GAAP Operating Loss of $11.2 Million Improves by 74%

Compared to 2009

Data Presented at ADA Further Demonstrated Safety and Efficacy Profiles of

BYDUREON and BYETTA

San Diego, CA — July 21, 2010 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended June 30, 2010. The Company reported total revenue of $164.4 million for the quarter ended June 30, 2010, which includes net product sales of $162.5 million. Net loss, excluding a restructuring charge of $3.4 million, was $40.8 million, or $0.28 per share. Non-GAAP operating loss was $7.4 million for the quarter ended June 30, 2010, a 67% improvement compared to $22.4 million for the same period in 2009. GAAP net loss was $44.2 million, or $0.31 per share, for the quarter ended June 30, 2010, compared to $62.4 million, or $0.44 per share, for the same period in 2009. At June 30, 2010 the Company held cash, cash equivalents and short-term investments of $574.2 million.

“We achieved several important milestones in the BYDUREON development program during the second quarter and continue to position the company for long-term value creation,” said Daniel M. Bradbury, president and chief executive officer, Amylin Pharmaceuticals. “As we move into the second half of 2010, we will remain focused on our goal of achieving sustainable operational cash flow by the end of the year, while also preparing for the anticipated approval and successful market introduction of BYDUREON.”

Second Quarter Highlights

Highlights of Amylin’s second quarter and recent activities include:

BYDUREON

•                  Submitted reply to FDA Complete Response Letter for BYDUREONTM (exenatide injection for sustained release)

•                  FDA assigned a new Prescription Drug User Fee Act (PDUFA) action date of October 22, 2010

•                  Announced results from DURATION-4, a head-to-head study that compared BYDUREON monotherapy to Januvia® (sitagliptin), Actos® (pioglitazone HCI) or metformin. Results demonstrated that BYDUREON efficacy and tolerability profile extended to monotherapy treatment

•                  Presented results of an analysis of pooled safety data from three completed randomized controlled trials at the American Diabetes Association’s (ADA’s) 70th Annual Scientific Sessions that showed BYDUREON, dosed once weekly, was generally well-tolerated with a low discontinuation rate due to serious adverse events similar to pooled comparators in patients with type 2 diabetes

•                  Demonstrated an absence of severe hypersensitivity events in the BYDUREON and BYETTA® (exenatide) injection clinical programs

•                  Completed first patient visit in the EXSCEL (EXenatide Study of Cardiovascular Event Lowering) cardiovascular outcomes study, with results expected in 2016

BYETTA

•                  Presented compelling efficacy and safety data on BYETTA at the ADA’s annual meeting, including:

•                  No increased risk of acute pancreatitis among initiators of BYETTA compared to initiators of other antidiabetic therapies in final results from a retrospective study that included more than 260,000 patients

•                  BYETTA added to Lantus® (insulin glargine) in type 2 diabetes patients with long-standing disease resulted in glycemic control without weight gain or increased risk of hypoglycemia

•                  Data on improved beta-cell function indices following three years of BYETTA therapy compared to Lantus therapy

SYMLIN

•                  Presented data at the ADA annual meeting that demonstrated no increased risk of cardiovascular events associated with SYMLIN® (pramlintide acetate) injection use compared to a pooled comparator group treated with either placebo or rapid-acting insulin in an analysis of an integrated database of clinical studies

Corporate

•                  Appointed Christian Weyer, MD, senior vice president, Research and Development and Orville Kolterman, MD, senior vice president, chief medical officer

•                  Hosted Online Summit that provided perspectives from key opinion leaders on diabetes and information from topics covered at the ADA annual meeting

Quarter Ended June 30, 2010

Net product sales of $162.5 million for the quarter ended June 30, 2010 include $140.7 million for BYETTA and $21.8 million for SYMLIN. This compares to net product sales of $197.5 million, consisting of $175.1 million for BYETTA and $22.4 million for SYMLIN for the same period in 2009. Revenues under collaborative agreements were $1.9 million for the quarter ended June 30, 2010, compared to $1.1 million for the same period in 2009 and consist of the amortization of up-front fees received under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $74.2 million for the quarter ended June 30, 2010 from $92.1 million for the same period in 2009. The decrease primarily reflects lower sales force spending, the Company’s reduced cost structure and the absence of costs associated with the proxy contest in connection with the Company’s 2009 annual meeting of stockholders.

Research and development expenses decreased to $46.0 million for the quarter ended June 30, 2010 from $52.8 million for the same period in 2009. The decrease primarily reflects lower development expenses for the Company’s obesity programs, partially offset by increased expenses associated with the Company’s BYDUREON manufacturing facility. The reduction in obesity spending reflects development expense cost-sharing with Takeda Pharmaceutical Company Limited and lower clinical trial expenses from trials that were completed in 2009.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $64.9 million for the quarter ended June 30, 2010, compared to $76.2 million for the same period in 2009.

Non-GAAP operating loss was $7.4 million for the quarter ended June 30, 2010, a 67% improvement compared to $22.4 million for the same period in 2009. The Company’s results for the quarter ended June 30, 2010 and 2009 include restructuring charges of $3.4 million and $11.4 million, respectively.  Restructuring charges in both periods consist primarily of employee separation costs. Net loss excluding restructuring charges was $40.8 million, or $0.28 per share compared to $51.0 million or $0.36 per share for the same period in 2009. GAAP net loss was $44.2 million, or $0.31 per share, for the quarter ended June 30, 2010, compared to $62.4 million, or $0.44 per share, for the same period in 2009.

Six Months Ended June 30, 2010

Total revenues for the six months ended June 30, 2010 were $338.5 million. This includes net product sales of $334.8 million, including $290.5 million for BYETTA and $44.3 million for SYMLIN.  This compares to net product sales of $376.8 million, consisting of $332.8 million for BYETTA and $44.0 million for SYMLIN for the same period in 2009.

Revenues under collaborative agreements were $3.8 million for the six months ended June 30, 2010, compared to $2.1 million for the same period in 2009 and consist of the amortization of up-front fees received under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $150.9 million for the six months ended June 30, 2010 from $179.6 million for the same period in 2009. The decrease primarily reflects lower sales force spending, the Company’s reduced cost structure and the absence of costs associated with the proxy contest in connection with the Company’s 2009 annual meeting of stockholders.

Research and development expenses decreased to $87.8 million for the six months ended June 30, 2010 from $99.5 million for the same period in 2009. The decrease primarily reflects lower development expenses for the Company’s obesity programs, partially offset by increased expenses associated with the Company’s BYDUREON manufacturing facility. The reduction in obesity spending reflects development expense cost-sharing with Takeda Pharmaceutical Company Limited and lower clinical trial expenses from trials that were completed in 2009.

Collaborative profit sharing was $132.8 million for the six months ended June 30, 2010, compared to $149.2 million for the same period in 2009.

Non-GAAP operating loss was $11.2 million for the six months ended June 30, 2010, a 74% improvement compared to $42.2 million for the same period in 2009. Net loss excluding the restructuring charge was $79.0 million, or $0.55 per share. GAAP net loss for the six months ended June 30, 2010 was $82.4 million, or $0.58 per share, compared to $109.3 million, or $0.78 per share for the same period in 2009.

Conference Call

Amylin will webcast its Quarterly Update Call today at 5:00 p.m. ET/2:00 p.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its second quarter financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate Web site at www.amylin.com.

To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), participant passcode# 7487145. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (800) 925-2682 (U.S./Canada) or (203) 369-3958 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating loss excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN, and the revenues generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that the data analyses mentioned in this press release will not be predictive of future use; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests may not be submitted timely or receive FDA approval; risks that BYDUREON, if approved, will not be launched in a timely manner; risks that the information we provided in our response to the FDA’s BYDUREON complete response letter may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, BYDUREON or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

 (Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Net product sales	$162,511	$197,497	$334,772	$376,829
Revenues under collaborative agreements	1,875	1,072	3,750	2,143
Total revenues	164,386	198,569	338,522	378,972

Costs and expenses:
Cost of goods sold	14,462	24,293	34,964	42,925
Selling, general and administrative	74,162	92,052	150,909	179,608
Research and development	45,995	52,798	87,822	99,546
Collaborative profit sharing	64,907	76,199	132,807	149,216
Restructuring	3,424	11,376	3,424	11,376
Total costs and expenses	202,950	256,718	409,926	482,671

Operating loss	(38,564)	(58,149)	(71,404)	(103,699)

Interest and other income, net	(5,632)	(4,223)	(10,995)	(5,627)

Net loss	$(44,196)	$(62,372)	$(82,399)	$(109,326)

Net loss per share - basic and diluted	$(0.31)	$(0.44)	$(0.58)	$(0.78)

Shares used in computing net loss per share - basic and diluted	143,585	140,912	143,146	139,864

A reconciliation of reported GAAP net loss to non-GAAP operating loss excluding non-cash items is provided in the table that follows (in thousands, unaudited):

	Quarter ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
GAAP operating loss	$(38,564)	$(58,149)	$(71,404)	$(103,699)

Stock-based compensation	10,502	12,093	20,204	23,047
Other non-cash compensation	4,522	4,241	11,610	11,327
Depreciation and amortization	14,578	9,133	28,731	17,854
Amortization of deferred revenue	(1,875)	(1,071)	(3,750)	(2,143)
Restructuring	3,424	11,376	3,424	11,376

Non-GAAP operating loss	$(7,413)	$(22,377)	$(11,185)	$(42,238)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$574,239	$667,769
Accounts receivable, net	52,689	60,732
Inventories, net	131,946	99,700
Other current assets	46,152	78,481
Property and equipment, net	807,898	780,058
Other assets	32,874	39,679
Total assets	$1,645,798	$1,726,419

Liabilities and stockholders’ equity
Current liabilities	493,608	365,369
Other liabilities, net of current portion	305,159	294,754
Long-term debt	455,943	643,762
Stockholders’ equity	391,088	422,534
Total liabilities and stockholders’ equity	$1,645,798	$1,726,419

CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Vice President, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com